For immediate release

Information: Annette Degnan, 651-355-5126, annette.degnan@chsinc.com

CHS signs agreement to acquire soy protein firm Solbar

ST. PAUL, Minn., Nov. 23 — CHS, the nation’s leading farmer-owned cooperative today announced it has signed an agreement with Solbar Industries Ltd., a global leader in specialty soy proteins and soy isoflavones to acquire 100 percent of the shares of Solbar. The purchase price reflects an equity value of approximately $133 million.

Provided all conditions are met, the parties anticipate closing on the CHS acquisition of Solbar in the first quarter of calendar 2012. Among the required conditions are the approval of the shareholders of Solbar and antitrust approvals in certain jurisdictions outside the United States.

Solbar provides soy protein ingredients to manufacturers in the meat, vegetarian, beverage, bars and crisps, confectionary, bakery, and pharmaceutical manufacturing markets. Solbar corporate offices are in Ashdod, Israel, with manufacturing and logistics facilities in Ashdod and Ashkelon, Israel; South Sioux City, Nebraska; and Ningbo, China; and a sales office in Oakdale, Minn. Solbar is a public company, traded on the Tel Aviv Exchange since 2004.

CHS Inc. (www.chsinc.com) is the nation’s leading cooperative, owned by farmers, ranchers and co-ops across the United States. A diversified energy, grains and foods business and a Fortune 100 company, CHS is committed to providing the essential resources that enrich lives around the world. CHS supplies energy, crop nutrients, grain, livestock feed, food and food ingredients, along with business solutions including insurance, financial and risk management services. The company operates petroleum refineries/pipelines and manufactures, markets and distributes Cenex® brand refined fuels, lubricants, propane and renewable energy products. CHS preferred stock is listed on the NASDAQ at CHSCP.

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